Exhibit 99.1

Stepan Reports Fourth Quarter and Full Year 2014 Results, Announces Restructuring

Charges, and Declares Quarterly Dividend

Northfield, Illinois, February 18, 2015 — Stepan Company (NYSE: SCL) today reported:

Fourth Quarter Highlights

•	Reported net income was $6.2 million or $0.27 per diluted share versus $10.7 million or $0.46 per diluted share in the prior year quarter.

•	Net sales declined 4% versus the prior year quarter primarily due to a 7% decrease in volume.

•

Restructuring charges recognized in the current year quarter were $3.0 million after-tax. These charges were attributable to an early retirement incentive program and certain asset write-offs. The combined annual savings of the 2013 and 2014 restructuring charges are expected to be approximately $3 million per year.

•	Adjusted net income* was $8.8 million or $0.38 per diluted share versus $14.3 million or $0.62 per diluted share in the prior year quarter.

Full Year Highlights

•	Reported net income was $57.1 million or $2.49 per diluted share versus $72.8 million or $3.18 per diluted share in the prior year.

•	Net sales increased 2% versus the prior year primarily due to a 7% increase in selling prices partially offset by a 4% decline in volume.

•	Polymer net sales were up 14% versus the prior year due to strong volume growth in North America and Europe. The Polymer segment delivered record operating income for the full year.

•	Surfactant net sales declined 2% versus prior year primarily due to severe winter weather experienced in the first part of the year and sales volume challenges within North American consumer products.

•	Adjusted net income* was $57.7 million or $2.52 per diluted share versus $74.8 million or $3.26 per diluted share in the prior year.

*

Adjusted net income is a non-GAAP measure which excludes Deferred Compensation income/ expense as well as other significant and infrequent/non-recurring items. See Table II for this non-GAAP reconciliation.

“Consistent with this year’s prior quarters, the Company’s results were significantly impacted by lower Surfactant income partially offset by Polymer income growth for the quarter and the year,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Surfactant results were down on lower commodity consumer product volumes in North America and Brazil. We are aggressively pursuing asset utilization opportunities in North America and believe volumes in Brazil will be up in 2015. Functional sales were down slightly as lower agricultural volumes were partially offset by higher oil field sales.”

“Our Polymer group delivered record operating income for the year supported by greater energy conservation efforts globally and growing specialty CASE resin and polyol volumes.”

“In the quarter we completed several major capital projects and took several other actions, including an early retirement program that should favorably impact 2015.”

Financial Summary

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, except per share data)	2014	2013	% Change	2014	2013	% Change
Net Sales	$454,231	$474,329	(4)	$1,927,213	$1,880,786	+2
Operating Income	9,004	13,905	(35)	90,694	109,153	(17)
Net Income	6,239	10,650	(41)	57,101	72,828	(22)
Adjusted Net Income *	8,774	14,294	(39)	57,746	74,757	(23)
Earnings per Diluted Share	$0.27	$0.46	(41)	$2.49	$3.18	(22)
Adjusted Earnings per Diluted Share	$0.38	$0.62	(39)	$2.52	$3.26	(23)

*	See Table II for a reconciliation of non-GAAP Adjusted Net Income and Earnings per Diluted Share.

Summary of Fourth Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income and/or expense as well as certain other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year quarter includes $1.6 million of after-tax income versus $2.9 million of after-tax expense in the prior year.

•

Restructuring and Asset Impairment Expense: The current year quarter includes $3.0 million of after-tax expense versus $0.7 million of after-tax expense in the prior year. The current year expense is mostly attributable to an early retirement incentive program and write-offs of assets in non-core areas. The prior year expense relates to the reduction of commodity Surfactant capacity in Canada. The associated savings of all of these actions are expected to be approximately $3 million annually.

•	Environmental Reserve: The current year quarter includes $1.8 million of after-tax environmental reserve expense associated with the Company’s Maywood, New Jersey site.

•	Bad Debt (Income) / Expense: The current quarter includes $0.6 million of after-tax income related to a reduction in the bad debt reserve.

Percentage Change in Net Sales

The decrease in quarterly net sales was primarily due to lower sales volume in the Surfactant segment, mostly in North America and Asia. Net sales in the quarter were also negatively impacted by foreign translations due to the strengthening of the U.S. dollar. These decreases were partially offset by higher selling prices mostly associated with higher commodity costs in the Surfactant segment.

	Three Months Ended December 31, 2014	Twelve Months Ended December 31, 2014
Volume	(7%)	(4%)
Selling Price	6%	7%
Foreign Translation	(3%)	(1%)

Total	(4%)	2%

Segment Net Sales

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2014	2013	% Change	2014	2013	% Change
Net Sales
Surfactants	$308,681	$327,747	(6)	$1,296,638	$1,317,164	(2)
Polymers	130,634	128,389	2	550,966	483,361	14
Specialty Products	14,916	18,193	(18)	79,609	80,261	(1)

Total Net Sales	$454,231	$474,329	(4)	$1,927,213	$1,880,786	2

Segment Sales Volume

Total Company sales volume decreased 7% in the fourth quarter versus prior year. Full year sales volume decreased 4% versus prior year.

•

Surfactant sales volume declined 10% for the quarter versus the same period in the prior year. Most of this decrease was attributable to North America which experienced a 10% volume decline. North American consumer product volume was down primarily due to lost commodity volumes that were communicated in prior quarters. Specifically, surfactant use per load of laundry has declined due to customer reformulations and as a result, certain customers who are backward integrated are now able to produce more of their requirements in-house. Also, continuing the trend of prior quarters, the Company chose not to participate in the biodiesel market due to the poor economics associated with this business. Agricultural surfactant volume declined as targeted industry year-end inventory builds did not recur. In contrast, North American oilfield volume, including enhanced oil recovery (EOR), increased versus the prior year quarter. Volumes sold into the household, industrial, and institutional end markets increased as did those sold through our distributor partners. Surfactant volumes in Asia were down as opportunistic spot methyl ester sales, primarily biodiesel, did not recur.

•

Polymer sales volume increased 3% for the quarter versus the same prior year quarter. North America polyol volume, used in rigid foam insulation, grew 3% versus the prior year quarter and continues to benefit from higher energy efficiency standards. North America specialty polyol volume, used in Coatings, Adhesives, Sealants and Elastomers (CASE), grew 21% in the current quarter. Europe volume was up slightly in the current quarter despite the current political and economic uncertainties in the region.

•	Specialty Products sales volume declined 12% versus the same prior year quarter primarily due to lower food and flavoring product volume.

Segment Operating Income

	Three Months Ended December 31			Twelve Months Ended December 31
(All amounts are pre-tax and $ are in thousands)	2014	2013	% Change	2014	2013	% Change
Operating Income
Surfactants	$12,086	$20,489	(41)	$60,778	$100,201	(39)
Polymers	13,152	11,172	18	60,690	54,536	11
Specialty Products	(113)	2,562	(104)	10,487	10,902	(4)

Total segment operating income declined $9.1 million or 27% versus the prior year quarter. Total segment operating income declined $33.7 million or 20% for the full year.

•

Surfactant operating income declined $8.4 million or 41% versus the prior year quarter. North American laundry, biodiesel and agricultural accounted for most of this decline. Each of these areas experienced lower volume and gross profit margins versus the prior year quarter. The lower margins were primarily attributable to higher freight, material costs, subpar asset utilization and product liability expense.

•	Polymer operating income increased $2.0 million or 18% versus the prior year quarter. This was attributable to growth in North American Rigid Polyols and Specialty Polyols.

•

Specialty Products operating income declined $2.7 million or 104% versus the prior year quarter. This decline is primarily due to lower volume and gross profit margins. The fourth quarter volume decline was due in large part to fluctuations in customer ordering patterns. Operating income for the full year declined $0.4 million or 4% versus the prior year.

Corporate Operating Expenses

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2014	2013	% Change	2014	2013	% Change
Total — Corporate Expenses	$15,048	$18,202	(17)	$37,664	$51,509	(27)
Deferred Compensation Expense/(Income)*	(2,148)	6,003	NM	(11,903)	9,496	NM
Restructuring and Asset Impairments	4,009	1,040	NM	4,009	1,040	NM

Adjusted Corporate Expense	$13,187	$11,159	18	$45,558	$40,973	11

*	See Table III for a discussion of deferred compensation plan accounting.

•

For the 4th quarter, Corporate operating expenses, excluding deferred compensation, restructuring and asset impairments, increased $2.0 million or 18% for the quarter. This increase was mostly attributable to higher environmental remediation reserve expense related to the Company’s Maywood, NJ site, higher legal expenses related to future growth opportunities and higher consulting expenses related to our efficiency initiative. These increases were partially offset by lower incentive-based compensation expense.

•

For the full year, adjusted corporate operating expenses increased $4.6 million or 11%. The full year increase was primarily due to a $7.1 million environmental remediation reserve adjustment related to the Company’s Maywood, NJ site. Lower incentive-based compensation expense partially offset this reserve adjustment.

Income Taxes

The effective tax rates for both full year 2014 and 2013 were 24.4%.

Selected Balance Sheet Information

The Company’s net debt level increased $12.2 million for the quarter and $51.4 million for the year. The increase versus year-end was mostly due to a $48.1 million decline in cash which was primarily attributable to lower earnings, higher working capital requirements and higher property, plant and equipment capital expenditures.

	12/31/14	9/30/14	6/30/14	3/31/14	12/31/13
Net Debt
Total Debt	$273.9	$265.2	$271.3	$269.6	$270.6
Cash	85.2	88.7	96.4	96.7	133.3

Net Debt	$188.7	$176.5	$174.9	$172.9	$137.3
Equity	536.9	575.8	586.4	564.3	553.7

Net Debt + Equity	$725.6	$752.3	$761.3	$737.2	$691.0

Net Debt / (Net Debt + Equity)	26.0%	23.5%	23.0%	23.5%	19.9%

The major working capital components are:

	12/31/14	12/31/13	12/31/12
Net Receivables	$270.5	$265.7	$255.9
Inventories	183.2	172.4	162.0
Accounts Payable	(157.0)	(157.3)	(141.7)

	$296.7	$280.8	$276.2

Capital spending for continuing operations was $102 million for the full year versus $93 million in the prior year.

Outlook

“In 2015 Stepan Company is positioned to re-establish earnings momentum,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Continued income growth in Polymers, higher functional surfactant volumes, improved operations, recovery of higher freight costs and benefits from falling raw material prices should favorably impact 2015.”

“Commodity consumer product and Biodiesel volumes in North America remain a challenge, but opportunities to improve Surfactant asset utilization are being aggressively pursued. Conversely, consumer product volumes in Brazil should increase in 2015 supported by our planned plant acquisition, now anticipated to close at the end of the first quarter. Globally, Surfactant volumes sold for functional applications should benefit from a recovery in our agricultural business.”

“Polymer income should grow in 2015 from continued energy conservation efforts throughout the world and the introduction of new specialty CASE resins and polyols. Additional polyol capacity is planned for 2016 in China, Poland and the United States.”

“Our internal efficiency program using internal and external resources, is advancing and should deliver meaningful results in 2015 and beyond.”

Dividend Declaration

On February 17, 2015, the Board of Directors of Stepan Company declared a quarterly cash dividend on its common stock of $0.18 per share. The dividend is payable on March 13, 2015, to common stockholders of record on February 27, 2015. The Company increased its quarterly cash dividend by $0.01 per share in the fourth quarter of 2014, marking the 47th consecutive year of paying increased dividends.

Conference Call

Stepan Company will host a conference call to discuss the fourth quarter and year end results at 10:00 a.m. ET (9:00 a.m. CT) on February 18, 2015. Telephone access to the live conference call will be available by dialing +1 (800) 732-8470. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds. The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Scott D. Beamer	847-446-7500

* * * * *

tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Twelve Months Ended December 31, 2014 and 2013

(Unaudited – 000’s Omitted)

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
Net Sales	$454,231	$474,329	$1,927,213	$1,880,786
Cost of Sales	404,380	413,392	1,677,650	1,599,101

Gross Profit	49,851	60,937	249,563	281,685
Operating Expenses:
Selling	10,308	12,166	54,763	53,229
Administrative	16,230	22,446	54,646	71,454
Research, Development and Technical Services	10,300	11,380	45,451	46,809

	36,838	45,992	154,860	171,492
Business Restructuring and Asset Impairments	4,009	1,040	4,009	1,040

Operating Income	9,004	13,905	90,694	109,153
Other Income (Expense):
Interest, Net	(2,617)	(2,863)	(11,441)	(10,358)
Loss from Equity in Joint Venture	(1,166)	(1,275)	(5,008)	(5,336)
Other, Net	791	543	1,290	2,171

	(2,992)	(3,595)	(15,159)	(13,523)
Income Before Income Taxes	6,012	10,310	75,535	95,630
Provision for Income Taxes	(213)	(227)	18,454	23,293

Net Income	6,225	10,537	57,081	72,337
Net Loss Attributable to the Noncontrolling Interests	14	113	20	491

Net Income Attributable to Stepan Company	$6,239	$10,650	$57,101	$72,828

Net Income Per Common Share Attributable to Stepan Company
Basic	$0.27	$0.47	$2.51	$3.22

Diluted	$0.27	$0.46	$2.49	$3.18

Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,704	22,753	22,758	22,621

Diluted	22,830	22,949	22,917	22,924

Table II

Reconciliation of Non-GAAP Net Income and Earnings Per Diluted Share

	Three Months Ended December 31				Twelve Months Ended December 31
	2014		2013		2014		2013
($ in thousands, except per share amounts)	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
Net Income Reported	$6,239	$0.27	$10,650	$0.46	$57,101	$2.49	$72,828	$3.18
Deferred Compensation Expense (Income)	(1,623)	(0.07)	2,921	0.13	(8,288)	(0.36)	3,720	0.16
Restructuring and Asset Impairment Expense	3,049	0.13	723	0.03	3,049	0.13	723	0.03
Environmental Remediation Expense	1,752	0.08	—	—	4,403	0.19	—	—
Bad Debt Expense (Income)	(643)	(0.03)	—	—	1,481	0.07	—	—
Business Interruption Insurance Recovery	—	—	—	—	—	—	(2,514)	(0.11)

Adjusted Net Income	$8,774	$0.38	$14,294	$0.62	$57,746	$2.52	$74,757	$3.26

All amounts are after tax

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $2.6 million of income versus $4.7 million of expense in the prior year quarter. The full year impact was $13.4 million of income versus $6.0 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter end market prices of Stepan Company common stock are as follows:

	2014				2013
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$40.08	$44.38	$52.86	$64.56	$65.63	$57.73	$55.61	$63.10

The deferred compensation expense income statement impact is summarized below:

	Three Months Ended December 31		Twelve Months Ended December 31
($ in thousands)	2014	2013	2014	2013
Deferred Compensation
Administrative (Expense)	$2,148	$(6,003)	$11,903	$(9,496)
Other, net – Mutual Fund Gain	469	1,291	1,464	3,496

Total Pretax	$2,617	$(4,712)	$13,367	$(6,000)

Total After Tax	$1,623	$(2,921)	$8,288	$(3,720)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the quarter and year ending December 31, 2014:

	Three Months Ended December 31		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation
($ in millions)	2014	2013
Net Sales	$454.2	$474.3	(20.1)	(13.5)
Gross Profit	49.9	60.9	(11.0)	(1.7)
Operating Income	9.0	13.9	(4.9)	(0.9)
Pretax Income	6.0	10.3	(4.3)	(0.9)

	Twelve Months Ended December 31		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation
($ in millions)	2014	2013
Net Sales	$1,927.2	$1,880.8	46.4	(10.8)
Gross Profit	249.6	281.7	(32.1)	(1.9)
Operating Income	90.7	109.2	(18.5)	(1.2)
Pretax Income	75.5	95.6	(20.1)	(1.2)

Table V

Stepan Company

Consolidated Balance Sheets

December 31, 2014 and December 31, 2013

	2014 December 31	2013 December 31
ASSETS
Current Assets	$575,556	$608,550
Property, Plant & Equipment, Net	524,195	494,042
Other Assets	62,263	64,610

Total Assets	$1,162,014	$1,167,202

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$249,513	$268,993
Deferred Income Taxes	15,804	20,616
Long-term Debt	246,897	235,246
Other Non-current Liabilities	112,856	88,606
Total Stepan Company Stockholders’ Equity	535,546	552,286

Noncontrolling Interest	1,398	1,455
Total Liabilities and Stockholders’ Equity	$1,162,014	$1,167,202